Exhibit 4.5
FOURTH AMENDMENT
to the
RESTATEMENT OF THE
MOOG INC. RETIREMENT SAVINGS PLAN
WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the “Plan”), Moog Inc. (the “Corporation”) reserved the right to amend the Plan; and
WHEREAS, the Corporation wishes to amend the Plan to modify the Plan provisions to expand the available distribution options, and to limit Participant investments in Company Stock;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Effective June 1, 2015, the first paragraph of Section 5.1(a) is hereby amended to read as follows:
A Participant is entitled to begin receiving a distribution of his or her nonforfeitable benefit under the Plan if the Participant incurs a Severance from Employment. If, after the distribution of a Participant’s nonforfeitable benefit has commenced, the Participant is entitled to an allocation of any additional Company contribution for the year of the Participant’s Severance from Employment, that additional allocation, within 90 days following the end of that year or as soon thereafter as practicable, will be distributed to the Participant in accordance with the form of distribution elected by the Participant.
2.
    Effective June 1, 2015, Section 5.1(c) is hereby amended to read as follows:
(c)    Form of Distributions. The distribution of a Participant’s benefit under this Section 5.1 will be paid in the Normal Form of Benefit, unless the Participant elects an optional form of benefit under Section 5.2(b).
3.
    Effective June 1, 2015, Section 5.2 is hereby amended to read as follows:
Section 5.2    Form of Benefit.
(a)    Normal Form of Benefit means a single lump sum payment of the Participant’s vested accounts. Notwithstanding the foregoing, pursuant to Treasury Regulation Section 1.411(d)-4,

Q&A-2, (d)(1)(i) relating to Employer Securities that are not readily tradable on an established market, the Company retains the discretion to eliminate the lump sum distribution form with respect to Employer Securities that are not readily tradable on an established market, if any. To the extent the Company, in accordance with this Section 5.2(a), eliminates the lump sum distribution form, the remaining forms of benefit must be consistent with the distribution rules of Code Section 409(o), must apply equally to all Participants, and must apply to all undistributed Plan benefits.
(b)    Optional Forms of Benefit. In lieu of the Normal Form of Benefit, a Participant may elect payment of his or her vested accounts under one of the following options:
(1)    Installments. A Participant who is entitled to receive a distribution of his or her nonforfeitable benefit under Section 5.1, and has attained age 59½, may elect to receive his or her Plan benefit in fixed or variable payments over a period certain in monthly, quarterly, semiannual, or annual installments, provided the value of the Participant’s total vested accounts exceeds the Cash-Out Limit. The period over which such payment is to be made will not be shorter than two years, but in any event may not extend beyond the earlier of the Participant’s life expectancy or the joint life expectancy of the Participant and the Participants designated Beneficiary. Unless the Participant elects otherwise, however, payments attributable to Employer Securities will be made in substantially equal annual installments over a period not longer than the greater of (i) five years, or (ii) if the Plan benefit exceeds $800,000, as indexed, five years, plus one additional year (but not more than five additional years) for each $160,000 (or fraction thereof), as indexed, by which the Plan benefit exceeds $800,000, as indexed.
(2)    Partial Distribution. A Participant who is entitled to receive a distribution of his or her nonforfeitable benefit under Section 5.1 may elect to receive a single sum payment of a portion of his or her vested accounts by designating the dollar amount or percentage portion of the vested accounts that is to be distributed, provided the value of the Participant’s total vested accounts exceeds the Cash-Out Limit. The minimum partial distribution that may be elected is $1,000. The portion of the Participant’s vested accounts that has not been designated for distribution will continue to be held and invested by the Plan until the

Participant makes a subsequent election to withdraw all or a portion of his or her remaining vested accounts.
The Plan Administrator may operationally implement rules for partial distributions from a Participant’s vested accounts under which distributions may be withdrawn from all vested accounts on a pro rata basis or according to specified ordering rules. Furthermore, the ordering rules may, but are not required to, permit the Participant to elect which type of contributions will be distributed first.
(c)    Minimum Required Distribution. Notwithstanding the foregoing, distributions made pursuant to either Section 5.2(a) or (b) will be adjusted and made at such time and in such amount as is necessary to satisfy the minimum distribution requirements of Article 12.
4.
    Effective June 1, 2015, Section 5.5(a) is hereby amended to read as follows:
(a)    Normal Form of Payment of Death Benefits. If a Participant dies before his or her benefits under the Plan have been fully distributed, the Participant’s entire remaining nonforfeitable interest in the Plan will be distributed to his or her Beneficiary in a single lump sum payment in cash and/or property (as determined by the Plan Administrator in accordance with a uniform, nondiscriminatory policy) as soon as practicable following the Participant’s death, but in any event not later than December 31 of the calendar year in which the fifth anniversary of the Participant’s death occurs.
If, however, the Participant’s Beneficiary is his or her surviving spouse, the Participant’s surviving spouse may defer distribution after the Participant’s death until December 31 of the calendar year in which the Participant would have attained age 70½, at which time the Participant’s entire nonforfeitable interest in the Plan will be distributed to his or her surviving spouse in a single lump sum payment in cash and/or property (as determined by the Plan Administrator in accordance with a uniform, nondiscriminatory policy). If a Participant dies after the distribution of his or her benefits under the Plan has commenced, the remaining portion of the Plan benefit will be distributed to his or her Beneficiary at least as rapidly as under the method being used at the date of the Participant’s death.
Notwithstanding the foregoing, pursuant to Treasury Regulation Section 1.411(d)-4, Q&A-2, (d)(1)(i) relating to

Employer Securities that are not readily tradable on an established market, the Company retains the discretion to eliminate the lump sum distribution form with respect to Employer Securities that are not readily tradable on an established market, if any. To the extent the Company eliminates the lump sum distribution form, the remaining available forms of benefit must be consistent with the distribution rules of Code Section 409(o), must apply equally to all Participants, and must apply to all undistributed Plan benefits.
5.
    Effective June 1, 2015, Section 5.13(g)(4) is hereby amended to read as follows:
(4)    If, after commencement of distributions under this subsection, the Participant incurs a Severance from Employment by any reason other than death, the Participant will receive the balance of his or her vested account in the Normal Form of Benefit, unless the Participant elects an optional form of benefit under Section 5.2(b).
6.
    Effective June 1, 2015, Section 7.6(b)(2) is hereby amended to read as follows:
(2)    Purchases of Company Stock. Any purchases of Company Stock may be made on the open market, from the Company, or in privately negotiated transactions. Shares of Company Stock contributed by or purchased from the Company may be authorized but unissued shares of Company Stock or shares of Company Stock held as treasury stock. All purchases of Company Stock by the Trustees will be made at a price not to exceed the fair market value of the Company Stock as determined by the Trustees.
7.
    Effective June 1, 2015, Section 7.6(c)(2) is hereby amended to read as follows:
(2)    Investment in Company Stock. For the purpose of investing contributions pursuant to this subsection (c), the Trustees will establish one or more investment funds to be invested primarily in Company Stock (collectively, the “Company Stock Investment Funds”). The Company Stock Investment Funds will be used for purposes of the Participant investment elections relating to Salary Reduction (including Roth Elective Deferrals), Catch-up (including Roth Catch-up Contributions), 401(k) Matching, Retirement, Rollover,

Voluntary Nondeductible and Voluntary Pension Contributions.
Effective June 1, 2015, the fair market value of a Participant’s investment in each of the Company Stock Investment Funds may not exceed 25% of the value of the Participant’s Plan accounts, subject to the following additional rules:
(i)    Participants whose investments in a Company Stock Investment Fund exceeded the 25% limit on June 1, 2015 will not be required to reduce their investments in that Company Stock Investment Fund to satisfy the 25% limit.
(ii)    The 25% limit will not restrict the ability of Participants to direct the investment of any portion of new contributions of any kind into any of the Company Stock Funds available for the investment of new contributions.
For purposes of obtaining the Company Stock to be used in such Company Stock Investment Fund, purchases of Company Stock may be made on the open market, from the Company, or in privately negotiated transactions (as provided in Section 7.6(b)(2)).
To the extent that any provisions of this Amendment are inconsistent with Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

MOOG INC.
Dated:     5/5/15             By: /s/ Gary A. Szakmary
Name: Gary A. Szakmary
Title: VP & CHRO

031407.00096 Business 13777282v2

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